Exhibit 99.1

Figure Technology Solutions Announces Preliminary Fourth Quarter & Full Year 2025 Financial Results

NEW YORK, Feb. 13, 2026 (GLOBE NEWSWIRE) — Figure Technology Solutions (Nasdaq: FIGR), the leading blockchain-native capital marketplace for the origination, funding, sale and trading of tokenized assets, today announced preliminary unaudited financial results for the fourth quarter and full year ended December 31, 2025. Additionally, the Company filed a registration statement on Form S-1 that contained preliminary results of operations for the same periods.

“We are closing the year with strong fourth quarter results, reflecting growing momentum for Figure. We achieved triple-digit year-over-year growth in Consumer Loan Marketplace volume, increased adoption of Figure Connect, and saw expanding activity within our blockchain ecosystem, reinforcing the diversity and scalability of our model.

Looking ahead, we remain focused on expanding our partner network, deepening our marketplace liquidity, and advancing our blockchain-native infrastructure. This quarter’s strong results reflect the meaningful progress we’ve already made in modernizing capital markets and position us to further accelerate that transformation.”

- Michael Tannenbaum, CEO

Fourth Quarter 2025 Preliminary Expected Results

●	Consumer Loan Marketplace Volume of $2.7 billion, an increase of 131% year-over-year.
●	Net Revenue of $158.0 to $162.0 million
●	Adjusted Net Revenue of $155.5 to $160.5 million
●	GAAP Net Income of $12.5 to $13.5 million
●	Adjusted EBITDA of $80.0 to $83.0 million
●	Adjusted EBITDA margin of 49.8% to 53.4%

Full Year 2025 Preliminary Expected Results

●	Consumer Loan Marketplace Volume of $8.4 billion, an increase of 63% year-over-year.
●	Net Revenue of $505.0 to $509.0 million
●	Adjusted Net Revenue of $512.5 to $517.5 million
●	GAAP Net Income of $131.5 to $132.5 million
●	Adjusted EBITDA of $249.0 to $252.0 million
●	Adjusted EBITDA margin of 48.1% to 49.2%

Webcast Information

Figure will host a conference call and webcast at 4:30 p.m. Eastern Time, Thursday, February 26, 2026 to discuss its results and outlook. A link to the live discussion and accompanying presentation will be made available on the Company’s investor relations website at https://investors.figure.com/. A replay will also be made available following the discussion at the same website.

Preliminary Unaudited Financial Data

We have presented above certain preliminary operating results representing our estimates for the fourth quarter and year ended December 31, 2025. These preliminary estimates are based on currently available information and do not present all information necessary for an understanding of our operating results as of and for the three months and year ended December 31, 2025. This information has been prepared by and is the responsibility of our management. Our independent registered public accounting firm has not audited, reviewed, or completed performing their procedures with respect to the preliminary operating results included below and does not express an opinion or any other form of assurance with respect thereto. We will complete the preparation of our consolidated financial statements as of and for the fourth quarter and year ended December 31, 2025 following the completion of this offering. Although we are currently unaware of any items that would require us to make adjustments to the information set forth below, it is possible that we or our independent registered public accounting firm may identify such items as we complete our consolidated financial statements, and any resulting changes could be material. Accordingly, undue reliance should not be placed on these preliminary estimates. There can be no assurance that the range of our preliminary estimates of total net revenue, net income, Adjusted Net Revenue, and Adjusted EBITDA for the three months and year ended December 31, 2025 are indicative of what our results will be for the three months and year ended December 31, 2025 or for any future period. These preliminary estimates should be read together with the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” and our consolidated financial statements and related notes included elsewhere in this prospectus. Adjusted Net Revenue and Adjusted EBITDA are supplemental measures that are not calculated or presented in accordance with GAAP. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for more information about our non-GAAP measures.

About Non-GAAP Financial Measures and Other Performance Metrics

Financial Measures

In order to better help understand our financial performance, we use several key performance metrics that should be viewed independently of GAAP items, as these metrics are not intended to be combined with those items. Our determination and presentation of these metrics may differ from that of other companies. The presentation of these metrics is meant to be considered in addition to, not as a substitute for or in isolation from, our financial measures prepared in accordance with GAAP.

Adjusted Net Revenue

Adjusted Net Revenue is a non-GAAP financial measure used by our management to evaluate operating performance. Accordingly, we believe this measure provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. In addition, Adjusted Net Revenue provides a useful measure for period-to-period comparisons of our business, as it removes the effect of a non-cash, non-realized adjustment that is included in net revenue. Adjusted Net Revenue is defined as net revenue excluding the change in fair value of MSR associated with changes in our estimates that management has determined are not reflective of our operating performance.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure used by our management to evaluate operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Accordingly, we believe this measure provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. In addition, Adjusted EBITDA provides a useful measure for period-to-period comparisons of our business, as it removes the effect of certain non-cash items, variable charges, non-recurring items, unrealized gains or losses or other similar non-cash items that are included in net income or expenses associated with the early stages of the business that are expected to ultimately terminate, pursuant to the terms of certain existing contractual arrangements or expected to continue at levels materially below the historical level, or that otherwise do not contribute directly to management’s evaluation of its operating results. Adjusted EBITDA is defined as net income excluding interest expense incurred in connection with our debt obligations other than debt associated with our funding of loans held for sale, income taxes, amortization and depreciation expense, stock-based compensation expense, non-cash changes in certain financial instruments, and other items that management has determined are not reflective of our operating performance.

Full reconciliations of each historical adjusted measure to the most comparable GAAP financial measure are set forth below.

	Three Months Ended
	2025		2024
$ in thousands	Low (estimated)	High (estimated)	Actual
Total Net Revenue	$158,000	$162,000	$83,855
Plus: Valuation Changes in Fair Value of MSRs	(2,500)	(1,500)	(7,219)
Adjusted Net Revenue	$155,500	$160,500	$76,636

Net Income (A)	$12,500	$13,500	$5,889
Plus: Valuation Changes in Fair Value of MSRs	(2,500)	(1,500)	(7,219)
Plus: Change in Fair Value of Digital Assets and Related Investments (B)	9,000	9,000	(2,686)
Plus: Impairment of Capitalized Software	—	—	—
Plus: Impairment of Digital Assets	—	—	8
Plus: Other Asset Impairment Charge	—	—	4,970
Plus: Services exchanged for Issuance of Warrants	2,000	2,000	2,565
Plus: Registration Costs (C)	2,000	2,000	—
Plus: Restructuring Costs	—	—	1
Plus: Stock-Based Compensation Expense (D)	40,000	40,000	4,200
Plus: Amortization of Internally Developed Software Costs	4,000	4,000	3,858
Plus: Non-Funding Interest Expense	5,000	5,000	3,480
Plus: Income Tax Provision (E)	8,000	9,000	389
Adjusted EBITDA	$80,000	$83,000	$15,455

(A) During the three months ended December 31, 2025, the company experienced higher professional services and insurance costs as a newly formed public company.

(B) The change in fair value of digital assets and related investments consists of (i) the change in the fair value of digital assets, and (ii) the change in our ratable investment in the Domestic Solana Fund.

(C) Registration costs represent costs incurred in relation to this offering.

(D) Stock-based compensation expense for the 3 months ended December 31, 2025 makes up approximately 64% of stock compensation expense for the year ended December 31, 2025, primarily driven by one time fully vested grants to third party advisors and for certain of our restricted stock units that apply graded vesting which accelerates the recognition of stock based compensation expense to earlier years within the vesting period.

(E) During the three months ended September 30, 2025, the company recognized a one time tax benefit due to the Recombination of $32 million.

	Year Ended
	2025		2024
$ in thousands	Low (estimated)	High (estimated)	Actual
Total Net Revenue	$505,000	$509,000	$340,885
Plus: Valuation Changes in Fair Value of MSRs	7,500	8,500	(1,703)
Adjusted Net Revenue	$512,500	$517,500	$339,182

Net Income (A)	$131,500	$132,500	$19,915
Plus: Valuation Changes in Fair Value of MSRs	7,500	8,500	(1,703)
Plus: Change in Fair Value of Digital Assets and Related Investments (B)	12,500	12,500	(10,674)
Plus: Impairment of Capitalized Software	—	—	8,591
Plus: Impairment of Digital Assets	—	—	5,859
Plus: Other Asset Impairment Charge	—	—	4,970
Plus: Services exchanged for Issuance of Warrants	9,500	9,500	6,584
Plus: Registration Costs (C)	6,000	6,000	—
Plus: Restructuring Costs	4,000	4,000	2,498
Plus: Stock-Based Compensation Expense (D)	63,000	63,000	38,726
Plus: Amortization of Internally Developed Software Costs	16,000	16,000	17,113
Plus: Non-Funding Interest Expense	18,000	18,000	7,387
Plus: Income Tax Provision (E)	(19,000)	(18,000)	2,177
Adjusted EBITDA	$249,000	$252,000	$101,443

(A) During the three months ended December 31, 2025, the company experienced higher professional services and insurance costs as a newly formed public company.

(B) The change in fair value of digital assets and related investments consists of (i) the change in the fair value of digital assets, and (ii) the change in our ratable investment in the Domestic Solana Fund.

(C) Registration costs represent costs incurred in relation to this offering and Figure’s initial public offering in September 2025.

(D) Stock-based compensation expense for the 3 months ended December 31, 2025 makes up approximately 64% of stock compensation expense for the year ended December 31, 2025, primarily driven by one time fully vested grants to third party advisors and for certain of our restricted stock units that apply graded vesting which accelerates the recognition of stock based compensation expense to earlier years within the vesting period.

(E) During the three months ended September 30, 2025, the company recognized a one time tax benefit due to the Recombination of $32 million.

About Figure Technology Solutions, Inc

Figure Technology Solutions, Inc. (Nasdaq: FIGR) is a blockchain-native capital marketplace that seamlessly connects origination, funding, and secondary market activity. More than 200 partners use its loan origination system and capital marketplace. Collectively, Figure and its partners have originated over $22 billion of home equity to date, among other products, making Figure’s ecosystem the largest non-bank provider of home equity financing. The fastest growing components are Figure Connect, its consumer credit marketplace, and Democratized Prime, Figure’s on-chain lend-borrow marketplace. Figure’s ecosystem also includes DART (Digital Asset Registry Technology) for asset custody and lien perfection, and $YLDS, an SEC-registered yield-bearing stablecoin that operates as a tokenized money market fund.

Figure is the market leader in real world asset (RWA) tokenization and its most recent securitization received a AAA rating from S&P and Moody’s, the first of its kind for blockchain finance. For more information, visit https://figure.com or follow Figure on LinkedIn.